UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 9)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND

AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Garrett Motion Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

366505105

(CUSIP Number)

Todd E. Molz

General Counsel, Chief Administrative Officer & Managing Director

Oaktree Capital Group Holdings GP, LLC

333 South Grand Avenue, 28th Floor

Los Angeles California 90071

(213) 830-6300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 9, 2021

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box   ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 21 Pages

Exhibit Index Appears on Page 18

SCHEDULE 13D

CUSIP No. 366505105	Page 2 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Value Opportunities Fund Holdings, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO (See Item 3)
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 718,622 (1)
	8	Shared voting power None
	9	Sole dispositive power 718,622 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 718,622 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.95% (2)
14	Type of reporting person (see instructions) PN

(1)	In its capacity as the direct owner of 718,622 shares of common stock, par value $0.001 per share of the Company (“Common Stock”).
(2)

All calculations of percentage ownership herein are based on a total of 76,068,026 shares of Common Stock issued and outstanding as reported on the Form 8-K filed with the SEC by the Company on March 10, 2021.

SCHEDULE 13D

CUSIP No. 366505105	Page 3 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Value Opportunities Fund GP, L.P.
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with	7	Sole voting power 718,622 (1)
	8	Shared voting power None
	9	Sole dispositive power 718,622 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 718,622 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.95%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P.

SCHEDULE 13D

CUSIP No. 366505105	Page 4 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Value Opportunities Fund GP Ltd.
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with	7	Sole voting power 718,622 (1)
	8	Shared voting power None
	9	Sole dispositive power 718,622 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 718,622 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.95%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

SCHEDULE 13D

CUSIP No. 366505105	Page 5 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OCM Opps GTM Holdings, LLC
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO (See Item 3)
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,874,489 (1)
	8	Shared voting power None
	9	Sole dispositive power 2,874,489 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 2,874,489 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.79%
14	Type of reporting person (see instructions) PN

(1)	In its capacity as the direct owner of 2,874,489 shares of Common Stock.

SCHEDULE 13D

CUSIP No. 366505105	Page 6 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Fund GP, LLC
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,874,489 (1)
	8	Shared voting power None
	9	Sole dispositive power 2,874,489 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 2,874,489 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.79%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the general partner of OCM Opps GTM Holdings, LLC.

SCHEDULE 13D

CUSIP No. 366505105	Page 7 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Fund GP I, L.P.
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,593,111 (1)
	8	Shared voting power None
	9	Sole dispositive power 3,593,111 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 3,593,111 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.72%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the managing member of Oaktree Fund GP, LLC and the sole shareholder of Oaktree Value Opportunities Fund GP Ltd.

SCHEDULE 13D

CUSIP No. 366505105	Page 8 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital I, L.P.
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,593,111 (1)
	8	Shared voting power None
	9	Sole dispositive power 3,593,111 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 3,593,111 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.72%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

SCHEDULE 13D

CUSIP No. 366505105	Page 9 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OCM Holdings I, LLC
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,593,111 (1)
	8	Shared voting power None
	9	Sole dispositive power 3,593,111 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 3,593,111 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.72%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

SCHEDULE 13D

CUSIP No. 366505105	Page 10 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Holdings, LLC
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,593,111 (1)
	8	Shared voting power None
	9	Sole dispositive power 3,593,111 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 3,593,111 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.72%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the managing member of OCM Holdings I, LLC.

SCHEDULE 13D

CUSIP No. 366505105	Page 11 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital Management, L.P.
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 718,622 (1)
	8	Shared voting power None
	9	Sole dispositive power 718,622 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 718,622 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.95%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the sole director of Oaktree Value Opportunities Fund GP Ltd.

SCHEDULE 13D

CUSIP No. 366505105	Page 12 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital Management GP, LLC
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 718,622 (1)
	8	Shared voting power None
	9	Sole dispositive power 718,622 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 718,622 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.95%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

SCHEDULE 13D

CUSIP No. 366505105	Page 13 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Atlas OCM Holdings, LLC
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 718,622 (1)
	8	Shared voting power None
	9	Sole dispositive power 718,622 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 718,622 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.95%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the sole managing member of Oaktree Capital Management GP, LLC.

SCHEDULE 13D

CUSIP No. 366505105	Page 14 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital Group, LLC
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,593,111 (1)
	8	Shared voting power None
	9	Sole dispositive power 3,593,111 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 3,593,111 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.72%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC.

SCHEDULE 13D

CUSIP No. 366505105	Page 15 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital Group Holdings GP, LLC
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,593,111 (1)
	8	Shared voting power None
	9	Sole dispositive power 3,593,111 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 3,593,111 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.72%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the indirect owner of the class B units of each of Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC.

SCHEDULE 13D

CUSIP No. 366505105	Page 16 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brookfield Asset Management Inc.
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada

Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,593,111 (1)
	8	Shared voting power None
	9	Sole dispositive power 3,593,111 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 3,593,111 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.72%
14	Type of reporting person (see instructions) HC

(1)	Solely in its capacity as the indirect owner of the class A units of each of Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC.

SCHEDULE 13D

CUSIP No. 366505105	Page 17 of 21 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Partners Limited
2	Check the appropriate box if a member of a group (see instructions) (1) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada

Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,593,111 (1)
	8	Shared voting power None
	9	Sole dispositive power 3,593,111 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 3,593,111 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.72%
14	Type of reporting person (see instructions) HC

(1)	Solely in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield Asset Management, Inc.

Page 18 of 21 Pages

Item 1.	Security and Issuer.

This Amendment No. 9 amends the Schedule 13D filed on October 5, 2020 and amended by Amendment No. 1 to Schedule 13D filed on October 16, 2020, Amendment No. 2 to Schedule 13D filed on October 20, 2020, Amendment No. 3 to Schedule 13D filed on November 4, 2020, Amendment No. 4 to the Schedule 13D filed on November 17, 2020, Amendment No. 5 filed on December 23, 2020, Amendment No. 6 filed on January 12, 2021, Amendment No. 7 filed on January 27, 2021, and Amendment No. 8 filed on February 19, 2021 (as amended, the “Schedule 13D”). The class of equity securities to which this Schedule 13D relates is the common stock, par value $0.001 per share (the “Common Stock”), of Garrett Motion Inc., a Delaware corporation (the “Company”), which has its principal executive office at La Pièce 16 Rolle, Switzerland. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended to include the following:

On March 9, 2021, the Company and certain of its subsidiaries (the “Debtors”) entered into a Second Amended and Restated Plan Support Agreement (including all exhibits and schedules attached thereto, the “Second Amended Plan Support Agreement”) with the Plan Sponsors, Honeywell, and the Additional Investors (each as defined therein), setting forth the terms by which the foregoing parties committed to provide capital to and/or support the Company in connection with its plan of reorganization. The Second Amended Plan Support Agreement amended and restated the A&R Plan Support Agreement, entered into by the Debtors, the Plan Sponsors, Honeywell, the Additional Investors, the Initial Consenting Noteholders (as defined in the Second Amended Plan Support Agreement), and the Initial Consenting Lenders (as defined in the Second Amended Plan Support Agreement) on February 15, 2021 and terminated the Equity Backstop Commitment Agreement, entered into by the Debtors, the Plan Sponsors, and certain of the Additional Investors on January 22, 2021. The Second Amended Plan Support Agreement is filed as Exhibit IX hereto and incorporated by reference herein.

The foregoing description of the Second Amended Plan Support Agreement is a summary only and is qualified in its entirety by the terms and conditions of the Second Amended Support Agreement, which is filed as Exhibit 10.1 attached to the Company’s Form 8-K, filed on March 10, 2021.

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended to include the following:

Exhibit	Description

IX	Second Amended and Restated Plan Support Agreement, dated March 9, 2021, by and among the parties identified therein (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on March 10, 2021).

Schedule 13D

Page 19 of 21 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

DATED: March 12, 2021

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OCM OPPS GTM HOLDINGS, LLC

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

Page 20 of 21 Pages

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OCM HOLDINGS I, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OAKTREE CAPITAL MANAGEMENT GP, LLC

By:	Atlas OCM Holdings, LLC
Its:	Managing Member

By:	Oaktree New Holdings, LLC
Its:	Member

Page 21 of 21 Pages

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

ATLAS OCM HOLDINGS, LLC

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Vice President

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Jessica Diab
Name:	Jessica Diab
Title:	Vice President, Legal & Regulatory

PARTNERS LIMITED

By:	/s/ Lisa Chu
Name:	Lisa Chu
Title:	Treasurer